UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 14, 2006
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices, including zip code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

            On a Form 8-K filed on May 8, 2006 (the "May 8-K"), RF Micro Devices, Inc. (the "Company") disclosed a new compensation structure for its non-employee directors.  This new compensation structure remains unchanged from the description in the May 8-K except for a revision to the post-termination exercise provision applicable to Initial Options and Annual Options granted under the 2006 Directors Stock Option Plan (the "New Directors Plan"), which was unanimously approved on June 14, 2006 by the Compensation Committee and Board of Directors (the "Board") of the Company and remains subject to shareholder approval at the Company's 2006 annual meeting of shareholders that is scheduled to be held on August 1, 2006.  The revised post-termination exercise provision is described below.  Capitalized terms used but not defined herein have the meanings given to them in the May 8-K.

            Under the currently effective Nonemployee Directors' Stock Option Plan and as disclosed in the May 8-K, if a non-employee director terminates service on the Board for any reason, he may generally exercise the vested portion of an Initial Option or Annual Option until the earlier of (i) the expiration of the 24-month period following the date of such termination of service, or (ii) the expiration of the term of the Initial Option or Annual Option.

            Under the New Directors Plan (subject to requisite shareholder approvals), a non-employee director generally would be permitted to exercise vested Initial Options or vested Annual Options at any time during the 10-year term of the respective option, including after termination of service.  Any unvested portions would terminate as of the non-employee director's date of termination.  However, if the services of a non-employee director are terminated for cause, his Initial Options and Annual Options (whether vested or unvested) would lapse and no longer be exercisable as of the date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/ Robert A. Bruggeworth
                                                                                  Robert A. Bruggeworth
                                                                                  President and Chief Executive Officer

Date:  June 20, 2006